                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: October 16, 2002
                        (Date of earliest event reported)


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)


        New York                    1-2360                    13-0871985
(State of Incorporation)     (Commission File Number)        (IRS employer
                                                          Identification No.)


          ARMONK, NEW YORK                                         10504
(Address of principal executive offices)                         (Zip Code)


                                  914-499-1900
                         (Registrant's telephone number)

Item 5.  Other Events

     The registrant's press release dated October 16, 2002, regarding its financial results for the periods ended September 30, 2002, including unaudited consolidated financial statements for the periods ended September 30, 2002, is Attachment I of this Form 8-K.

     Attachment II of this Form 8-K is IBM's Chief Financial Officer John R. Joyce's third quarter earnings presentation to securities analysts on Wednesday, October 16, 2002.

     IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.





                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


Date:   October 16, 2002


                                     By: /s/   Robert F. Woods
                                     -------------------------------
                                            (Robert F. Woods)
                                       Vice President and Controller

                                                                 ATTACHMENT I


                IBM REPORTS 2002 THIRD-QUARTER RESULTS

     ARMONK, N.Y., October 16, 2002 . . . IBM today announced third-quarter 2002 results from continuing operations of $.99 diluted earnings per common share compared with $.97 in the third quarter of 2001. Third-quarter income from continuing operations was $1.7 billion compared with $1.7 billion in the 2001 third quarter. Revenues were $19.8 billion, flat (down 2 percent at constant currency) compared with the third quarter of 2001.

     Samuel J. Palmisano, IBM president and chief executive officer, said: "We are encouraged by the solid results the IBM team produced this quarter. In this difficult economic environment, we delivered a good revenue performance and grew EPS. In addition, we gained share and momentum in key businesses.

     "Global Services, Storage and IBM eServers, particularly our pSeries UNIX server and Intel-based xSeries line, performed well, despite the economy. We believe both WebSphere and DB2 gained share in a difficult software market. Microelectronics increased revenue for the first time in many quarters and cut its losses substantially.

     "Our performance was the result of disciplined execution, backed with IBM's strong strategic position in areas becoming increasingly important in the information technology industry. Customers continue to value and invest in integrated solutions, deep industry expertise, comprehensive services capability, and open enterprise hardware and middleware.

     "We recognized early the fundamental changes now taking place in computing and did the hard work to prepare ourselves, including the acquisitions of PricewaterhouseCoopers Consulting and several software companies. As a result, we are well positioned for the future and believe we will continue to distance ourselves from the competition."

     From continuing operations in the third quarter, the Americas revenues were $9.0 billion, a decrease of 2 percent (flat at constant currency) from the 2001 period. Revenues from Europe/Middle East/Africa were $5.7 billion, up 1 percent (down 8 percent at constant currency). Asia-Pacific revenues grew 3 percent (2 percent at constant currency) to $4.3 billion. OEM revenues increased 1 percent (1 percent at constant currency) to $867 million compared with the third quarter of 2001.

     Revenues from Global Services, including maintenance, grew 2 percent (flat at constant currency) in the third quarter to $8.9 billion. Global Services revenues, excluding maintenance, increased 2 percent (flat at constant currency). IBM signed $9 billion in services contracts in the quarter. On October 1, IBM completed the acquisition of PwC Consulting and announced the new global business unit, Business Consulting Services.

     Hardware revenues from continuing operations decreased 1 percent (2 percent at constant currency) to $6.8 billion from the 2001 third quarter. Overall, sequential year-to-year revenue performance for IBM eServers and storage improved significantly in the quarter. Revenues from pSeries UNIX servers and xSeries Intel-based servers grew in the quarter, with xSeries having strong back-to-back quarterly results. Meanwhile, the iSeries had a difficult quarter. With a single-digit percentage decline in the quarter, revenues from IBM eServer zSeries mainframe were much improved year to year compared with the first-half 2002. Total deliveries of zSeries computing power as measured in MIPS (millions of instructions per second) increased 7 percent.

     Also in the third quarter, personal computer revenues declined year over year but at a slower pace. Revenues from Microelectronics increased from a year ago after a period of weakness in demand for semiconductor products.

     Software revenues decreased 3 percent (5 percent in constant currency) to $3.1 billion compared to the 2001 third quarter. Middleware products, which include WebSphere and DB2, declined 5 percent at constant currency in the third quarter. WebSphere, IBM's family of e-business middleware products, grew 27 percent from a year ago. IBM's leading database management software, DB2, grew 2 percent. Revenues from Lotus and Tivoli declined year over year, as did operating systems revenue. In the third quarter, the company made several acquisitions to complement the company's software infrastructure portfolio, improve time to market and gain market share.

     Global Financing revenues decreased 3 percent (4 percent at constant currency) in the third quarter to $795 million. Revenues from the Enterprise Investments/Other area, which includes industry-specific IT solutions, increased 5 percent (1 percent at constant currency) compared to the third quarter of 2001 to $257 million.

     The company's overall gross profit margin from continuing operations was
36.9 percent in the third quarter, compared to 37.6 percent in the year-ago quarter.

     Third-quarter expense and other income from continuing operations was $4.9 billion, 2 percent lower than the year-earlier period. Selling, general and administrative and research and development expenses improved 2 percent and 3 percent, respectively. Lower intellectual property and custom development income was offset partially by a benefit from other income and expense, and lower interest expense. IBM's improved expense performance benefited additionally from the company's continuing e-business transformation, productivity enhancements and focus on discretionary spending.

     IBM's effective tax rate from continuing operations in the third quarter was 29.5 percent compared with 28.9 percent in the third quarter of 2001.
     IBM spent approximately $600 million on share repurchases in the third quarter. The average number of basic common shares outstanding in the quarter was 1.69 billion compared with 1.73 billion shares in the same period of 2001. There were 1.69 billion basic common shares outstanding at September 30, 2002.

     Cash on the balance sheet was $5.2 billion at September 30, 2002.

     Debt, including global financing, totaled $25.7 billion, a decrease of $1.4 billion from year-end 2001. The core debt-to-capitalization ratio was 8 percent at the end of the third quarter, and global financing debt declined $1.4 billion from year-end 2001 to a total of $24.1 billion, resulting in a debt-to-equity ratio of 6.8 to 1.

     As previously announced in June, the company reached an agreement with Hitachi, Ltd. to sell its hard disk drive business, and, therefore, the results from continuing operations exclude the HDD business. The HDD business is presented separately as discontinued operations.

     For the third-quarter 2002, IBM reported a loss from discontinued operations of $381 million, or $.22 per diluted common share, including $.06 per diluted share, or $140 million pre-tax loss related to the HDD sale, compared with a loss from discontinued operations of $118 million, or $.07 per diluted share in the 2001 third quarter.

     For total operations, net income for the third quarter was $1.3 billion, or $.76 per diluted common share, compared with $1.6 billion in net income, or $.90 per diluted share in the third quarter of 2001. Total revenues of $20.3 billion, which includes $498 million of revenues from the HDD unit, declined 1 percent from the third quarter of 2001.


                            Year-To-Date 2002 Results

     For the nine months ended September 30, 2002, income from continuing operations was $3.4 billion, or $1.97 per diluted common share, including
$.64 per diluted share, or $1.6 billion in incremental pre-tax charges, associated with the realignment of the Microelectronics Division and productivity actions. In the prior-year period, income from continuing operations was $5.6 billion, or $3.14 per diluted share. Revenues from continuing operations totaled $57.5 billion, a decline of 6 percent (5 percent at constant currency) compared with the first nine months of 2001.
     For the first nine months of 2002, the loss from discontinued operations was $862 million, or $.50 per diluted common share, including $.23 per diluted share, or $573 million on a pre-tax basis for asset write-offs and the loss related to the HDD sale, compared with a loss from discontinued operations of $191 million, or $.11 per diluted share in the prior-year period.
     For total operations, net income for the first nine months of 2002 was $2.6 billion, or $1.47 per diluted common share, including $.87 per diluted share, or $2.2 billion in incremental pre-tax charges, associated with the realignment of the Microelectronics Division, the agreement to sell the HDD business, and productivity actions. In the prior-year period, net income was $5.4 billion, or $3.03 per diluted share. Total revenues of $58.9 billion, which includes $1.4 billion of revenues from the HDD unit, declined 7 percent from a year ago.

Forward-Looking and Cautionary Statements

     Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Conference Call and Webcast

     IBM's regular quarterly earnings conference call is scheduled to begin at 4:30 p.m. EDT, today. Investors may participate by viewing the webcast at www.ibm.com/investor/3q02.

Financial Results Attached

             INTERNATIONAL BUSINESS MACHINES CORPORATION
                   COMPARATIVE FINANCIAL RESULTS
      (Unaudited; Dollars in millions except per share amounts)

                       Three Months               Nine Months
                    Ended September 30,       Ended September 30,

                                   Percent                   Percent
                     2002     2001  Change     2002     2001  Change
                  -------  ------- -------  -------  ------- -------
REVENUE

 Global Services   $8,895   $8,682     2.4% $25,785  $25,895    -0.4%
  Gross margin       26.5%    28.4%            26.3%    27.2%

 Hardware           6,764    6,834    -1.0%  19,320   22,564   -14.4%
  Gross margin       26.7%    26.9%            25.4%    30.5%

 Software           3,110    3,201    -2.9%   9,273    9,155     1.3%
  Gross margin       83.9%    81.5%            83.3%    81.4%

 Global Financing     795      822    -3.2%   2,403    2,499    -3.8%
  Gross margin       56.2%    51.0%            56.5%    48.8%

 Enterprise Investments/
 Other                257      244     5.5%     721      813   -11.4%
  Gross margin       40.2%    40.8%            47.2%    44.6%

TOTAL REVENUE      19,821   19,783     0.2%  57,502   60,926    -5.6%


GROSS PROFIT        7,323    7,434    -1.4%  21,093   22,956    -8.1%
  Gross margin       36.9%    37.6%            36.7%    37.7%


EXPENSE AND OTHER INCOME

 S,G&A              3,987    4,085    -2.4%  13,298   12,350     7.7%
  % of revenue       20.1%    20.6%            23.1%    20.3%

 R,D&E              1,213    1,252    -3.1%   3,546    3,745    -5.3%
  % of revenue        6.1%     6.3%             6.2%     6.1%

 Intellectual property
  and custom development
  income             (232)    (393)  -41.1%    (771)  (1,012)  -23.8%
 Other (income)
   and expense        (83)      29     nm       111     (164)    nm
 Interest expense      34       53   -36.3%      97      181   -46.5%

TOTAL EXPENSE AND
OTHER INCOME        4,919    5,026    -2.1%  16,281   15,100     7.8%
  % of revenue       24.8%    25.4%            28.3%    24.8%

INCOME FROM CONTINUING
OPERATIONS BEFORE
INCOME TAXES        2,404    2,408    -0.1%   4,812    7,856   -38.7%
  Pre-tax margin     12.1%    12.2%             8.4%    12.9%

Provision for
income taxes          710      695     2.1%   1,389    2,275   -38.9%
  Effective tax
  rate               29.5%    28.9%            28.9%    29.0%

INCOME FROM CONTINUING
OPERATIONS         $1,694   $1,713    -1.0%  $3,423   $5,581   -38.7%
  Net margin          8.5%     8.7%             6.0%     9.2%

DISCONTINUED OPERATIONS
Loss from discontinued
operations           (381)    (118)    nm      (862)    (191)    nm

NET INCOME         $1,313   $1,595   -17.7%  $2,561   $5,390   -52.5%

Preferred stock
dividends             --       --               --        10

NET INCOME
APPLICABLE TO COMMON
SHAREHOLDERS       $1,313   $1,595   -17.7%  $2,561   $5,380   -52.4%
                   ======   ======           ======   ======

EARNINGS/(LOSS)PER SHARE
OF COMMON STOCK

 ASSUMING DILUTION
  CONTINUING
   OPERATIONS       $0.99    $0.97     2.1%   $1.97    $3.14   -37.3%
  DISCONTINUED
   OPERATIONS       (0.22)   (0.07)    nm     (0.50)   (0.11)    nm
                    ------   ------           ------   ------

  TOTAL             $0.76*   $0.90   -15.6%   $1.47    $3.03   -51.5%

 BASIC
  CONTINUING
   OPERATIONS       $1.00    $0.99     1.0%   $2.01    $3.21   -37.4%
  DISCONTINUED
   OPERATIONS       (0.23)   (0.07)    nm     (0.51)   (0.11)    nm
                    ------   ------           ------   ------
  TOTAL             $0.78*   $0.92   -15.2%   $1.50    $3.10   -51.6%
                    ======   ======           ======   ======

AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  ASSUMING
   DILUTION       1,711.7  1,767.9          1,731.7  1,775.6
  BASIC           1,690.5  1,731.8          1,704.6  1,737.0

-----------
nm - not meaningful

* Does not total due to rounding.

               INTERNATIONAL BUSINESS MACHINES CORPORATION
              CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (Unaudited)


                                         At           At
                               September 30, December 31,  Percent
(Dollars in millions)                  2002         2001    Change
--------------------          ------------- -----------   -------
ASSETS

 Cash, cash equivalents,
 and marketable securities           $5,222       $6,393    -18.3%

 Receivables - net, inventories,
 prepaid expenses                    32,094       36,068    -11.0%

 Plant, rental machines,
 and other property - net            14,451       16,504    -12.4%

 Investments and other assets        30,218       29,348      3.0%

 Assets of discontinued operations    1,971         --

                                   --------     --------
TOTAL ASSETS                        $83,956      $88,313     -4.9%
                                   ========     ========


LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                     $7,971      $11,188    -28.8%
 Long-term debt                      17,773       15,963     11.3%
                                   --------     --------
 Total debt                          25,744       27,151     -5.2%

 Accounts payable, taxes,
 and accruals                        22,268       23,931     -6.9%

 Other liabilities                   13,667       13,617      0.4%

 Liabilities of discontinued
 Operations                             185         --
                                   --------     --------
TOTAL LIABILITIES                    61,864       64,699     -4.4%

STOCKHOLDERS' EQUITY                 22,092       23,614     -6.4%
                                   --------     --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                $83,956      $88,313     -4.9%
                                   ========     ========


      INTERNATIONAL BUSINESS MACHINES CORPORATION SEGMENT DATA
                            (Unaudited)


                                      THIRD QUARTER 2002
                     ---------------------------------------------------
                                                     Pre-tax
                                                      Income
                                                      (Loss)
                                                        From
                     ---------- Revenue --------  Continuing     Pre-tax
(Dollars in millions) External Internal    Total  Operations      Margin
--------------------  --------- -------- --------  ----------     -------
SEGMENTS

Global Services        $8,895     $708   $9,603      $1,259        13.1%
          % change        2.4%     3.5%     2.5%       -8.3%

Enterprise Systems      3,028      200    3,228         381        11.8%
          % change       -0.9%    14.3%    -0.1%       96.4%

Personal and Printing
Systems                 2,736       33    2,769         (20)       -0.7%
          % change       -3.3%    83.3%    -2.7%       71.4%

Technology              1,039      214    1,253         (17)       -1.4%
          % change        3.3%   -48.6%   -11.9%       78.2%

Software                3,110      302    3,412         799        23.4%
          % change       -2.9%    28.0%    -0.7%       13.5%

Global Financing          789      238    1,027         218        21.2%
          % change       -3.1%    16.7%     0.9%      -30.6%

Enterprise Investments    240        1      241         (70)      -29.0%
          % change       -0.8%     0.0%    -0.8%        7.9%

TOTAL SEGMENTS         19,837    1,696   21,533       2,550        11.8%
          % change        0.0%    -2.2%    -0.1%        8.0%

Eliminations / Other      (16)  (1,696)  (1,712)       (146)

TOTAL IBM             $19,821       $0  $19,821      $2,404        12.1%
          % change        0.2%              0.2%       -0.1%

                                      THIRD QUARTER 2001
                     ---------------------------------------------------
                                                     Pre-tax
                                                      Income
                                                      (Loss)
                                                        From
                     ---------- Revenue -------- Continuing Pre-tax (Dollars in millions) External Internal Total Operations Margin
-------------------- --------- -------- --------  ----------     -------
SEGMENTS

Global Services        $8,682     $684   $9,366      $1,373        14.7%

Enterprise Systems      3,056      175    3,231         194         6.0%

Personal and Printing
Systems                 2,829       18    2,847         (70)       -2.5%

Technology *            1,006      416    1,422         (78)       -5.5%

Software                3,201      236    3,437         704        20.5%

Global Financing          814      204    1,018         314        30.8%

Enterprise Investments    242        1      243         (76)      -31.3%

TOTAL SEGMENTS         19,830    1,734   21,564       2,361        10.9%

Eliminations / Other*     (47)  (1,734)  (1,781)         47

TOTAL IBM             $19,783       $0  $19,783      $2,408        12.2%

---------------
* Reclassified to conform with 2002 presentation.



            INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                      NINE MONTHS 2002
                     ---------------------------------------------------
                                                     Pre-tax
                                                      Income
                                                      (Loss)
                                                        From
                     ---------- Revenue -------- Continuing Pre-tax (Dollars in millions) External Internal Total Operations Margin
-------------------- --------- -------- --------  ----------     -------
SEGMENTS

Global Services       $25,785   $2,089  $27,874      $3,038        10.9%
          % change       -0.4%     8.6%     0.2%      -18.9%

Enterprise Systems      8,446      526    8,972         740         8.2%
          % change      -12.6%    -3.8%   -12.2%      -33.4%

Personal and Printing
Systems                 8,047       79    8,126          10         0.1%
          % change      -11.3%    58.0%   -10.9%      107.4%

Technology              2,972      649    3,621      (1,099)      -30.4%
          % change      -24.9%   -43.2%   -29.0%        nm

Software                9,273      844   10,117       2,272        22.5%
          % change        1.3%    23.0%     2.8%       13.5%

Global Financing        2,375      617    2,992         677        22.6%
          % change       -4.5%    -4.6%    -4.5%      -22.9%

Enterprise Investments    694        3      697        (204)      -29.3%
          % change      -11.3%    50.0%   -11.1%       16.0%

TOTAL SEGMENTS         57,592    4,807   62,399       5,434         8.7%
          % change       -5.6%    -3.8%    -5.5%      -27.7%

Eliminations / Other      (90)  (4,807)  (4,897)       (622)

TOTAL IBM             $57,502       $0  $57,502      $4,812         8.4%
          % change       -5.6%             -5.6%      -38.7%

------------
nm - not meaningful

                                      NINE MONTHS 2001
                     ---------------------------------------------------
                                                     Pre-tax
                                                      Income
                                                      (Loss)
                                                        From
                      ---------- Revenue --------  Continuing     Pre-tax
(Dollars in millions)  External Internal    Total  Operations      Margin
--------------------  --------- -------- --------  ----------     -------
SEGMENTS

Global Services       $25,895   $1,923  $27,818      $3,748        13.5%

Enterprise Systems      9,669      547   10,216       1,111        10.9%

Personal and Printing
Systems                 9,072       50    9,122        (136)       -1.5%

Technology *            3,960    1,143    5,103         161         3.2%

Software                9,155      686    9,841       2,001        20.3%

Global Financing        2,486      647    3,133         878        28.0%

Enterprise Investments    782        2      784        (243)      -31.0%

TOTAL SEGMENTS         61,019    4,998   66,017       7,520        11.4%

Eliminations / Other*     (93)  (4,998)  (5,091)        336

TOTAL IBM             $60,926       $0  $60,926      $7,856        12.9%

-----------------
* Reclassified to conform with 2002 presentation.

Contacts:  IBM
           Bill Hughes, 914-499-6565
           bhughes@us.ibm.com
           Carol Makovich, 914-499-6212
           makovich@us.ibm.com
                                     Page 8

                                                                  ATTACHMENT II

Thank you, Mandy. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us. Let me quickly give you a few pieces of information.

At this time, the opening page of the presentation should have automatically loaded, and you should be on Chart 1, the title page.

After the last chart in the presentation, we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to any chart in the presentation at any time by clicking on the chart name on the scrolling list found on the left navigation bar.

For printing slides, there are two alternatives:

As in the previous quarter, there is a link on the index page so you can download the entire set of charts for printing.

Or, there is a link to printer-friendly charts along the bottom of the presentation window so you can download them at any time.

In about 45 minutes, you will also be able to link to the prepared remarks using a link also found at the bottom of the presentation window.

And finally, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the NEXT button and move to Chart 2.

Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the NEXT button for Chart 3.

And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thanks Hervey. Good afternoon everyone. Thank you for joining us today. We have a lot to cover, so let's get started.

In one of the toughest operating and spending environments we have ever seen, we are pleased that we delivered both modest revenue and profit growth.

3rd-quarter revenues from Continuing Operations were $19.8 billion, up 2 tenths of a percent from 3rd quarter 2001 -- and up 9 tenths of a percent sequentially from 2nd quarter 2002.

Earnings per share for Continuing Operations were 99 cents, up 2 cents from last year. Key to this was that good revenue performance, the actions we began taking in the 2nd quarter, along with our ongoing focus on cost and expense. So EPS grew 11% from the 2nd quarter, excluding the charges in the 2nd quarter.

As a result, we exceeded average Street expectations in both Revenue and Earnings Per Share.

In addition, we believe we have gained or held share in our key business segments, including Global Services, Storage, WebSphere and DB2 Software and Servers, particularly Intel-based servers.

We generated Free Cash Flow of $1.5 billion, with cash on hand at $5.2 billion. Our balance sheet remained strong.

Our financial performance in the 3rd quarter is the result of a carefully executed plan that we put in place at the beginning of the year.

These were not just a series of tactical moves made month-to-month in response to a volatile worldwide economy. We have made these strategic moves because we know that the current economic issues are accelerating the shift to a new computing model.

Please turn to Chart 4.

INDUSTRY LANDSCAPE

The new model is based on Business Insight, Infrastructure, and Technology, built on customer insight, solutions and research and development.

In fact, what you have been seeing IBM do over the past six months is all aimed at leading in this new model of computing.

We began this year cautiously optimistic about the economy and the overall information technology industry. But almost immediately, we saw the economy slowing, and customers rethinking their information technology spending priorities.

In fact, back in February at our PartnerWorld Conference, Sam Palmisano warned that 2002 could be a very tough economic year. And he was right.

But, we did not sit back and wait to see what would happen in the IT industry. We began executing a game plan -- aligned with our strategy and vision to offset the impact of a downturn in overall demand. We took major steps in each quarter of 2002 to begin positioning the company for profitable growth.

     o In January, we announced our plans to outsource desktop manufacturing operations to reduce costs.

     o In May, we took a hard look at additional, economy-driven cost savings, pared back operations in the weakest sectors, and rebalanced our workforce.

     o In June, we announced a deal with Hitachi to sell our HDD business and realigned our Microelectronics Division, increasing our focus on emerging growth opportunities.

          Just last week, you saw our announcement of the new Engineering and Technology Services Unit, a move which will keep IBM in the center of custom-chip design and manufacturing, the most profitable segment of semiconductors.

     o In June, we also announced the sale of our Endicott low-tech OEM business, and in July the outsourcing of some of our human resources administration to Fidelity, such as call centers.

     o At the same time as we were lowering costs through these specific actions, we also continued our relentless focus on cost containment and expense reductions throughout the company. In fact, we work at productivity improvements throughout the company all the time. I've covered many times with you the progress of our IBM-dot-com coverage or other tools like e-Learning.

All of these actions will enable us to continue to invest in the future.

Now, please turn to Chart 5.

ACQUISITIONS

We've been building our businesses through smart acquisitions.

     o In Software, we made important acquisitions, primarily to improve our speed-to-market as well as fill in gaps in our portfolio, starting with Informix, followed by CrossWorlds, Metamerge, Holosofx, Trellisoft, and Access360 .

     o In Services, we acquired the PricewaterhouseCoopers Consulting unit. I will talk more about that in a minute. And we just announced an agreement to acquire Matra Datavision, an engineering consultant and software design firm with 900 engineers in Europe and North America.

Now, before reviewing our overall business results, let me give you a brief update on the PwC Consulting acquisition and integration into IBM.

As you know, on October 1st we completed the acquisition of PwC Consulting. Approximately 30,000 partners and consultants in more than 50 countries have joined IBM, the leading business consulting and technology services organization in the world.

And all of us are very pleased with progress we've made so far in the integration of this world-class company.

Please turn to the next chart ... Chart 6.

IBM IGS + PWC = BCS

In addition to the business process expertise that IBM gains from this acquisition, we go to market with an even stronger customer and industry perspective.

For example, in a short period of time we have already developed unique Joint Value Propositions for 15 key industries served by Business Consulting Services, based on exploiting the best practices of each company before the integration.

And this is also supported by our being recognized by industry analysts as #1 in SAP, J.D. Edwards, and PeopleSoft implementations.

PwC Consulting will add about a billion dollars of net revenue to our 4th quarter results.

As we've stated before, our investment strategy supports our view that, over the long term, the profit opportunity in Information Technology is shifting towards Services and Software.

So we look for acquisitions of skills and technology principally in these areas to support our ability to deliver integrated solutions, enhance our market leadership, produce growth, and drive profitability and financial returns.

The reason we have been able to make these acquisitions now is because we did not speculate during the dot-com bubble. During that time, we remained focused on returns and did not acquire overvalued companies.

This has allowed us to become more active with acquisitions now as valuations have become more reasonable. More importantly, this will allow us to invest for improved growth and, at the same time, continue to achieve reasonable returns.

In the late 90's, we would routinely pass on opportunities because we believed the valuations were out of line with the expected returns. As valuations have dropped, we have been ready to move quickly.

Having talked about our acquisition strategy, let me now share with you our Return on Invested Capital performance, and provide you with some expanded perspective on this important metric.

Please turn to Chart 7.

ROIC

Our approach to acquisitions is driven by a discipline that we apply to all of our investments. It is this focus that kept us from making acquisitions during the dot-com craze. All of our investments are reviewed on an ROIC basis and our historic performance consistently demonstrates that we have benefited from this approach.

IBM's ROIC relative to other companies are extremely compelling and demonstrate our effective allocation of investments. We'll talk more about this in our November 13 analyst meeting.

Please turn to Chart 8.

TRANSPARENCY

Now, as you know, we have been increasing our transparency. For instance, we now show IP income separately on the income statement and, each quarter, I take you through a detailed "road map" of our expenses.

In that spirit, I want to go into a little more detail about our pension plan today.

As many of you know, the pension assumptions for 2003 will be determined at the beginning of the year.

For 2002, you already know that we changed the expected rate of return from 10 percent to 9.5 percent, consistent with return assumptions of many other companies.

While we have realized net pension income reflected by Generally Accepted Accounting Principles in recent years, we cannot speculate on what the markets will do for the full year 2002 and beyond.

However, given the current market trends and historical trends, we are looking at reducing our expected return assumption for 2003 in the range of 8 percent to
8.5 percent. We believe that this will affect the income statement by roughly $700 million next year.

We expect to more than offset this impact through $900 million in productivity savings from the restructuring actions we took in the 2nd quarter.

Regarding funding: It should come as no surprise that the market's downturn this year has resulted in a drop in the value of our pension plan assets. Our current working assumption is that we will start contributing as much as $1.5 billion to the U.S. pension plan, targeting the plan to be fully funded by 2005. We will not finalize this funding decision until the end of the year.

Outside the U.S., we expect we will make contributions similar to the levels we've made in the past few years, so no change there.

With our strong cash flow, we believe these changes will not be an issue for us.

Now let's get into the 3rd-quarter results for Continuing Operations -- starting with Revenue -- Chart 9.

3Q02 REVENUE

Total Revenue from Continuing Operations was up 2 tenths of a percent as reported, and down 2 percent at constant currency.

Note that Revenue grew sequentially from the 2nd quarter to the 3rd quarter, driven by Global Services and Hardware.

Revenue for Global Services was up 2 percent year-to-year as reported, and unchanged at constant currency.

This is 2 points better than the 2nd quarter's decline, reflecting improvement in Business Consulting Services and Integrated Technology Services.

Hardware revenue in the 3rd quarter declined 2 percent at constant currency, but this is a significant improvement over the 2nd quarter, which was down 17 percent.

The segment data shows that it was a broad improvement:

     o Technology, now primarily our Microelectronics Division, grew 4 percent after declining 30 percent in the 2nd quarter and 42 percent in the 1st quarter.

     o Enterprise, servers plus storage, declined only 3 percent, after a 17 percent decline in the 2nd quarter.

     o And Personal and Printing Systems was down 5 percent, versus down 10 percent in the 2nd quarter.

Software had a good quarter against competition, but its revenue declined 5 percent at constant currency.

Global Financing, revenues declined 4 percent at constant currency, consistent with recent quarters. Income-generating assets were down 10 percent from last year, and financing originations were $8 billion in the quarter.

Finally, we've included our geographic breakout in our supplemental charts at the end. What you'll see is that, on a year-to-year basis at constant currency:

     o Americas has steadily improved each quarter, from a decline of 8 percent in the 1st quarter to flat revenue in the 3rd quarter. That a reflects improved execution, more competitive offerings, and share gains.

     o Asia Pacific grew 2 percent in the 3rd quarter, after a 3 percent decline in the 1st half.

     o But Europe fell off a little more, with an 8 percent decline in the 3rd quarter. We saw continued weakness in the U.K. and in the Communications sector.

Note that currency was a 2-point help to revenue.

Now let me give you an additional view of our revenue, by Industry Sector, Chart 10.

3Q02 REVENUE -- INDUSTRY SECTOR

This chart shows the size of our five worldwide industry sectors, as well as our important Small and Medium Business customers. While we report our results by brand and by geography, our go-to-market strategy is based on customer requirements, to enable us to put the right focus on solutions.

As you might expect, Financial Services is the largest at $5 billion of revenue in the 3rd quarter, and IBM has the largest share of this sector.

We are also industry leaders in the Industrial, Distribution, and Communications sectors. And we are gaining share in the Public Sector where we grew 12 percent in the 3rd quarter, led by Education and Federal Government.

We have seen continued improvement in growth rates each quarter for the past year with our Small and Medium Business customers, despite the difficult economic environment. Customer satisfaction of our small and medium business customers was up, reflecting our increased focus on this segment.

Our strength is our focus on customer solutions. And as the rest of the IT industry moves this way, we expect this customer view of revenue will become a more important metric.

Now let's turn to Gross Profit, Chart 11.

3Q02 GROSS PROFIT MARGIN

Total gross profit margin for Continuing Operations in the 3rd quarter was 36.9 percent, down 7 tenths of a point from last year, but about the same as the 2nd quarter, so gross profit dollars also grew sequentially.

Most notable was the sequential improvement in Hardware gross profit margin, 2 points.

There were two factors that stand out:

First, we started to see the benefits from our aluminum capacity reductions in our Microelectronics Division as products rolled through inventory.

Second, our storage products are benefiting from the cost effectiveness of our new high-end Shark models, known as Silvertip.

Now let's turn to Expense because we have a lot to cover there, Chart 12.

3Q02 EXPENSE SUMMARY CHART

Total expense and other income declined 2 percent in the 3rd quarter. And total expense to revenue improved by 6 tenths of a point. The major categories, SG&A and R&D, both contributed to that improvement.

As we have pointed out every quarter this year, there are some specific ongoing expense items that can help or hurt earnings in different ways quarter to quarter. Let me again go through this "road map" of expense.

Year-to-year, on the hurt side there were four key factors:

     Bad debt expense was up $79 million, -- the eighth straight quarter we have absorbed a year-to-year increase in reserves for Accounts Receivable.

     Let me add that, year-to-date, we have absorbed $480 million in A/R provisions, up $180 million from the first three quarters of last year.

     Our A/R coverage ratio is up, and the credit quality of our Receivables portfolio has remained relatively constant.

     In this environment, we are being very careful to have adequate coverage.

     IP Income was down $161 million. With economic uncertainty and consolidation, there is not as much opportunity to monetize our intellectual property.

     Net pension income was a $88 million hurt to cost and expense.

     And as in the 2nd quarter, we were also impacted year-to-year in cost and expense by our currency hedging contracts as the dollar weakened.

On the other hand, there were some expenses or losses that were lower this quarter:

     Continued workforce rebalancing costs were down $89 million from last year. This quarter, our rebalancing actions were a little lower than usual as we sorted through the just-completed acquisition of PwC Consulting.

     Equity transactions net of impairments were actually a loss of $6 million this quarter, but last year we had a net loss of $133 million.

     Elimination of goodwill amortization was another $63 million, consistent with past quarters, and

     We had a year-to-year benefit of $29 million from real estate transactions, which included a land sale in Japan of about $50 million. We are not in the real estate business, but, for example, we are in the business of buying and consolidating assets through our Outsourcing contracts.

As we've said before, these "road map" factors may help or hurt in any given quarter, but it's our job to deal with these events over time, within the context of our business model.

This quarter, if we added up all these factors and backed them out of our results, we would have had even stronger profit growth, either year to year or quarter to quarter.

We feel very confident about the quality of our earnings.

Now let's turn to Cash Flow, Chart 13.

3Q02 - CASH FLOW

Free Cash Flow was $1.4 billion through the 3rd Quarter.

Despite a weak economy, lower net income, and $500 million of restructuring payments, we generated good cash flow due to continued focus on working capital and capital expenditures.

Our receivable performance continues to be strong with a year-to-year reduction in Days Sales Outstanding of 9 percent.

Inventories also improved, with an increase in inventory turns of 18 percent. Inventory now stands at a long-term low for the company, and turns continue to increase both sequentially and year to year.

We also continue to focus on capital expenditure control and have reduced expenditures both year to year for the quarter, and year to date.

Cash flow also benefited from changes in the structure of our fixed-term debt instruments.

Share repurchase remains an important part of our financial model. In the 3rd quarter, our buy-back was reduced because of IBM stock used as part of our purchase of PwC Consulting, as well as for retention programs. This required us to be out of the market for over a month leading up to the closing date. We returned to the market as soon as the transaction closed.

Year-to-date, we've spent $4.1 billion to buy back about 47 million shares, with $3.9 billion remaining in our last Board authorization at the end of the quarter.

Now let's look at that Balance Sheet, Chart 14.

3Q02 - BALANCE SHEET

The Balance Sheet remains very strong.

We ended the quarter with $5.2 billion in cash, which was up from $4 billion in the 3rd quarter of 2001. The increase was in anticipation of the acquisition of PwC Consulting that we closed on October 1.

Total debt decreased $2.9 billion from a year ago.

Global Financing debt decreased by $2.3 billion, consistent with the reduction in Global Financing assets. Global Financing was leveraged at a comfortable 6.8 to 1.

Core debt was reduced by $600 million year-to-year to $1.6 billion, and stands at a conservative 8 percent debt-to-capital.

This year's 4th quarter has some key dynamics.

We have just closed the PwC Consulting transaction which included $2.7 billion in cash.

We expect this to be partially offset with the sale of our HDD transaction which will generate well over $1 billion in cash.

Debt-to-capital levels may rise in the 4th quarter, but with our continued focus on cash flow, financial strength and flexibility, we expect any increase in debt-to-capital to return to our typical low levels over time.

Now let me turn to a discussion of some of our individual businesses, starting with Global Services, Chart 15.

GLOBAL SERVICES

IBM Global Services, at $8.9 billion, was flat at constant currency, and grew 2 percent as reported.

Maintenance grew 1 percent, while Services was flat.

Given the current Services environment, we believe IBM held share versus competition.

Total signings for Services were $9 billion, down from last quarter due to the continued deferral of multiple long-term outsourcing contracts.

This quarter we did sign nine deals greater than $100 million, of which one deal was greater than $1 billion.

I will review the three major segments of IGS first, and then discuss some of the dynamics facing IGS.

Strategic Outsourcing, which was more than 40 percent of Global Services, grew 1 percent at constant currency.

The pipeline remains strong due to our strong value proposition to customers in both good and bad economies.

But customers still remained cautious about signing.

E-Business hosting continued its strong pattern of growth, up greater than 20 percent, as we continue to extend our market and technology leadership with our new e-business on-demand offerings, such as:

     Linux Virtual Services, where customers consolidate UNIX and Intel environments onto a networked-based Linux computing environment, paying for only what they use.

     Also, Leveraged Procurement services, where customers are charged by the purchase order, without retaining a procurement infrastructure of their own.


Integrated Technology Services grew 5 percent at constant currency. ITS was about one third of Global Services, and includes product support services and maintenance.

ITS services, without maintenance, grew 8 percent, partly due to increased deployments of network hardware.

Business Consulting Services, formerly BIS, was about a quarter of Global Services revenue. Starting in the 4th quarter, we will consolidate PwC Consulting into BCS's results. At constant currency, this unit declined 8 percent for the quarter, a slight improvement from the second quarter when we declined 11 percent. Sequentially, BCS was up slightly.

We believe we beat the average street revenue estimates for services, based on the BCS Americas performance which posted its 1st quarter of growth in five quarters. They grew 3 percent in constant currency, coming from strength in the public and industrial sectors.

Also, let me give you a couple of additional specifics on the progress of the PwC Consulting acquisition:

     We are pleased to report that roughly 1,100 partners joined IBM.

     To date, we have closed local purchase agreements for country partnerships representing 99 percent of the value of the transaction, and anticipate closing the remainder by November 1st.

In terms of the 4th quarter financials, we continue to expect an impact of about 30 cents per share, with the following composition:

     About a 5-cent hit to ongoing operations, including amortization of intangibles.

     About 8 or 9 cents related to the deal proceeds, including the restricted stock units used for retention.

     And, approximately 15 to 16 cents for transition charges associated with integration and restructuring.

For 2003, we continue to expect that PwC Consulting will be accretive during the second half of the year, and break-even for the full year.

Now let me expand a bit more on the signings I mentioned earlier.

     Demand remains strong.

     As you see on the chart, our signings of short-term contracts remained flat year-to-year despite a difficult quarter.

     Regarding longer-term contracts, customers deferred signing 11 deals, each greater than $250 million, several of which were greater than $1 billion, mostly due to increased internal review and analysis.

     And although our pipeline of new deals for short-term contracts at the end of the quarter remains relatively stable, our pipeline for key, long-term contracts was significantly larger than it has been at any time in the last four quarters.

Regarding changes in scope to existing contracts, this quarter, we experienced about the same level as last quarter.

The net of signings, revenue and scope changes is that the backlog for Global Services, including Strategic Outsourcing, BCS, and IT Services and Maintenance, was estimated at $103 billion at the end of the quarter.

Before I close the discussion on Services, let me address our accounting policies for Services.

     For the vast majority of our Services business, our revenue recognition reflects those services we actually deliver in the period.

     We do use Percentage of Completion or POC accounting for some of our contracts, primarily short-term contracts.

     We tightly control the use of POC accounting. Included is a thorough, ongoing review of our unbilled services revenue.

     We track the percentage of our total services revenue that remains unbilled during each quarter. Over the last two years, this percentage has stayed relatively level.

     In addition, we monitor the age of our unbilled services revenue. Two thirds of it is less than 30 days old.

     Finally, our Days Sales Outstanding measurement for Services has steadily improved.

Now let me wrap up Global Services. In the 3rd quarter, we initiated and signed an acquisition of PwC Consulting, as well as made significant progress in its integration. Executed on the restructuring actions announced in the 2nd quarter, and delivered good revenue performance, highlighted by the results in the Americas BCS organization.

Now, click on the NEXT button for Chart 16, and I'll discuss eServers and Storage.

ESERVERS AND STORAGE

IBM's servers and storage had a good quarter, with share gains driven by growth in xSeries and pSeries servers as well as disk storage.

And in an environment recently referred to as "brutal" by one of our competitors during their preannouncement, revenue and gross margin for both our server and storage businesses grew sequentially.

First, mainframe revenue was down 8 percent while MIPS grew 7 percent against a strong 3rd quarter a year ago.

This platform continued to benefit from new workloads driven by Linux which was up 45 percent year-to-year.

Our pSeries UNIX servers grew 1 percent year-to-year and gained share.

Sequentially from the second quarter, they were up 13 percent, driven by the high-end. Our p670 and p690 models grew over 20 percent sequentially.

And in the 3rd quarter, we began shipping the p630, our first low-end model with Power4 technology.

iSeries revenue was down 20 percent year-to-year, and down 2 percent sequentially.

We began shipping the high-end i890 which brings Regatta's Power4 technology to the iSeries. This model gives our high-end customers more scalability and mainframe-like features, including dynamic partitioning and the flexibility of capacity on demand.

Total xSeries grew 15 percent year-to-year.

Servers were up 22 percent. This was fueled by the high end where we took share from every major competitor, again.

Professional Work Stations were down 12 percent.

Leveraging IBM's extensive Research and Development, we have differentiated these standards-based servers by offering scalability and manageability tools not available from any other vendor. Customers value the flexibility and total cost of ownership benefits that these servers offer for large enterprise workloads and server consolidation. Similar advanced features will be available on our blade servers later this year.

In storage, we did not see the same industry softness recently referenced by our competition. Revenue for disk storage was up 11 percent year-to-year. While price was down about 30 percent year to year, it was stable from last quarter.

Gross margins went up both year-to-year and sequentially, despite the year-to-year price decline.

Clearly, we are taking share. We've made up an incredible amount of ground since Shark was first introduced. And, with our ability to deliver total storage solutions, we believe we have caught up to EMC on a total revenue basis, even with tape storage down 30 percent in the quarter. Now our intent is to catch them in disk storage solutions.

Helping drive this growth was our new Shark Silvertip, with double the processor speed and double the cache over prior Shark models, and with better costs. Sales exceeded our expectations.

We also expect good growth in our SAN and NAS products, which grew 19 percent in the third quarter.

Now click on the NEXT button for Personal and Printing Systems, Chart 17.

PERSONAL AND PRINTING SYSTEMS

Revenue from our Personal and Printing Systems Group was down 5 percent year-to-year. We believe this will be consistent with the industry decline when that data becomes available.

This segment did lose $20 million, but it was a $50 million improvement from a year ago and a $15 million improvement from last quarter.

We continue to execute on the financial management initiatives we have discussed in the past. Plant and field inventories were down over 30 percent from a year ago. Channel inventories were down over 10 percent from a year ago. Expenses were also down over 10 percent from a year ago.

These actions have resulted in margin improvement both year to year and sequentially. In addition, this segment continued to have strong cash flow management.

Now if you'll move to Chart 18, we'll cover Technology.

TECHNOLOGY

Four months ago, we announced our intention to sell our hard disk drive business and realign our Microelectronics Division.

In the 3rd quarter, our loss in the HDD business, which is now reported in Discontinued Operations, below Continuing Operations, was 22 cents per share.

The Technology Segment is now principally our Microelectronics Division. I told you about the actions we were taking to lower the break-even point for this Group. We have made good progress.

Revenue for this segment was up 4 percent year-to-year, and 3 percent sequentially, driven by OEM logic revenue growth of 27 percent year-to-year and 12 percent sequentially.

Gross profit was up 9 points sequentially, and the segment loss of $17 million was an improvement of $123 million from last quarter, and $61 million better than last year.

These results reflect the actions we took in the 2nd quarter and the improved utilization of our copper assets.

The new 300 millimeter plant is in test production and on schedule. We have orders that would fully load the facility well into midyear of 2003. From what we can tell about our competition, we may be the only manufacturer capable of 130 and 90 nanometer technologies.

Also this month, we announced IBM's new Engineering & Technology Services. By leveraging IBM's unique technical abilities, this group will assist customers by reducing their costs, time to market, and the complexities associated with technology integration.

Initial customers of these services are Sony Computer Entertainment, Medtronics, and the New York Stock Exchange for development and delivery of customized desktop computers used on the trading floor.

Now click on the NEXT button for Software, Chart 19.

SOFTWARE

Our software business, at $3.1 billion, declined 3 percent as reported and 5 percent at constant currency.

Operating System revenue, which represents 20 percent of total software, declined 2 percent.

Middleware revenue declined 5 percent.

Yet, we believe that, in this tough environment, IBM continued to gain share against its primary competitors.

The software market is extremely difficult. Customer decision-making processes have gotten even longer. And the siz e of individual software deals declined as customers make smaller investments for quick returns. Revenue from deals in excess of a million dollars accounted for only 34 percent of new customer sales versus 39 percent from a year ago.

We are focused on expanding our customer base, including mid-sized customers, but so far, that growth has not been sufficient to offset other customer trends, given the environment.

So we had mixed results across our product portfolio:

Software revenue for our WebSphere family grew 27 percent in an environment where its principal competitors declined. There are six key components to this family. Let me touch on three:

     o WebSphere Business Integration, which facilitates the use of WebSphere in various vertical industries, grew 34 percent.

     o WebSphere Portals, providing web-based application user interfaces, more than doubled revenue.

     o And our WebSphere Application Server grew 25 percent in license revenue, our 14th consecutive quarter of double-digit growth.

Meanwhile, our largest competitor had declining license revenue of 28 percent in their latest reported results. Regardless of how you view it, we continued our consecutive share gains against them.

Our Data Management software declined overall by 5 percent, but key products performed well:

     o DB2, our leading database, grew 2 percent. This is in sharp contrast to our nearest competitor which recently announced at least an 11 percent decline in database license revenue, its fifth consecutive quarter of decline.

Lotus software declined 15 percent, driven primarily by messaging, which includes Notes and Domino. We just started delivering our new Release 6 on October 1st.

While customers continue to make upgrades for improved features and function, new license sales in this mature market have slowed, as customers restructure their own businesses.

And overall, Tivoli software declined 16 percent, partly driven by Tivoli Systems Management's decline of 21 percent this quarter.

Year-to-date, growth for Tivoli System Management is 14 percent, good performance when Industry analysts expect no growth in this market.

But, as we continued to leverage productivity initiatives such as shared component development, the overall Software Segment pre-tax income was up 14 percent year-to-year, generating strong cash flow.

So overall, Software had a challenging 3rd quarter, although we believe that we continued to gain share against our primary competitors.

IBM's middleware business has grown year-to-date by nearly $300 million, or 4 percent.

Meanwhile, our primary competitors in database and application server software have seen revenue decline in the same time period by more than $1 and a quarter billion, or 13 percent.

Now if you'll click on the Next button, I'll wrap up.

Before I take your questions, I have a few comments on the current business environment.

I have just returned from Asia and Europe where I have been meeting with customers. I got feedback similar to that of my colleagues and the sales team.

What we are hearing is that the environment remains tough. However customers are continuing to support and work on IT projects. And more importantly, they have not stopped investing in technology, as evidenced by our $19.8 billion in revenues this quarter.

Customers recognize the value and competitive advantage that information technology brings to their businesses. And they understand that great companies invest for the future during tough economic periods.

Importantly, customers are still spending. However, their focus is not on this piece of hardware or that piece of software, but on business solutions that provide returns on their IT investments.

Looking to the 4th quarter, we will now begin to benefit from the added revenue from our enhanced Business Consulting Services. Most Street models have not yet taken this into account. After adjusting for that revenue and the earnings impact, I am generally comfortable with the range of expectations for our performance in the 4th quarter.

And looking ahead to 2003:

It is a bit early to give you a meaningful reading on the next fiscal year. Everyone is trying to read the current economic environments. I may be able to provide more on 2003 at our fall analyst session on November 13.


But regardless of the economy, we know exactly what we have to do as we head into 2003:

          o    leverage our strong market position,

          o    continue to focus on cost, expense and cash flow,

          o    and then build on our leadership role when the market turns.


We do have an incredible market position and the financial resources to put to work.

I am confident about our industry and IBM's prospects going forward.

Now Hervey and I will take your questions.

IBM 3Q 2002
Earnings Presentation


October 2002

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.


Those statements involve a number of factors that could cause actual results to differ materially.


Additional information concerning these factors is contained in the Company's filing with the SEC.
Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                             IBM 3Q 2002 RESULTS

                           (CONTINUING OPERATIONS)


                                  Actual   Yr/Yr   Qtr/Qtr
                                  ------   -----   -------
Revenue                           $19.8B   0.2%     0.9%
EPS                               $0.99      2%      11%*


* Excluding 2nd Quarter Charges

                          THE IT INDUSTRY LANDSCAPE




Business            Services enabling customers to
Insight             exploit innovative business models



Infrastructure

Services
Software            Hardware, software and
Hardware            services integrated into a
                    secure, reliable, scalable
                    information infrastructure


Technology          Technology optimized for a
                    distributed network
                    infrastructure

                                  ACQUISITIONS

-Software
 -Informix
 -CrossWorlds
 -Metamerge
 -Holosofx
 -Trellisoft
 -ACCESS360

-Services
 -PwC Consulting

                        BUSINESS CONSULTING SERVICES


PwCC                             +              Business Innovation Services


-Deep business process expertise        -Leader in technology and integration
-Strong industry skills                 -Largest IT consultant
-Solid relationships at the business    -Building its business process
 buyer level                             expertise
-Building its technology skills



                        Business Consulting Services
                        #1 Consulting & Integration

                            IBM Global Services
                     BCS + Outsourcing + IT Services
                       #1 End-to-End Services Company

-7-
RETURN ON INVESTED CAPITAL (ROIC)


           [GRAPHIC OMITTED]

                             TRANSPARENCY IMPROVEMENTS

          Issue                      Response
          -----                      --------
        -IP Detail                   Breakout on Income Statement
        -Expense Detail              Roadmap included in
                                       Annual Report and Quarterly
        -Pension                     3Q Update

                                    IBM REVENUE
                             (CONTINUING OPERATIONS)



                      1Q02                 2Q02              3Q02
                      ----                 ----              ----
                      B/(W)   Yr/Yr        B/(W)  Yr/Yr      B/(W)  Yr/Yr
                      --------------       ------------      ------------  % of
                $B    Rptd    @CC    $B    Rptd   @CC   $B   Rptd   @CC    Rev
                ----  ----    ---    ---   ----  ----   --   ----   ---    ----
Global Services 8.2   (3%)    1%     8.7   (1%)   (2%)  8.9   2%    --      45%
Hardware        5.9  (25%)  (23%)    6.7  (16%)  (17%)  6.8  (1%)  (2%)     34%
Software        2.9   (1%)    3%     3.3    8%     7%   3.1  (3%)  (5%)     16%
Global
  Financing     0.8   (6%)   (3%)    0.8   (2%)   (3%)  0.8  (3%)  (4%)      4%

Enterprise
Inv./
Other          0.2   (14%)  (10%)    0.2  (23%)  (22%)  0.3   5%    1%       1%
              ----   -----  -----   ----   ----   ----  ---   --   ---     ----
IBM           18.0   (11%)   (8%)   19.7   (6%)   (6%) 19.8*  --   (2%)    100%
              ----   -----  -----   ----   ----   ----  ---   --   ---     ----



*Rounding

                         IBM REVENUE - INDUSTRY SECTOR
                         -----------------------------


                                                   3Q Revenue
                                                   ----------
Financial Services                                   $5.0B
Public                                                3.2
Industrial                                            2.6
Distribution                                          1.9
Communications                                        1.8
Small / Medium Business                               4.4

                                 IBM GROSS PROFIT MARGIN
                                 (CONTINUING OPERATIONS)




                                        B/(W)               B/(W)                B/(W)
                               1Q02     Yr/Yr      2Q02     Yr/Yr       3Q02     Yr/Yr
                               ----     -----      ----     -----       ----     -----

Global Services               26.0%    0.5 pts     26.3%  (1.3 pts)     26.5%  (1.9 pts)
Hardware                      24.5%   (7.6 pts)    24.8%  (7.3 pts)     26.7%  (0.2 pts)
Software                      81.1%    0.9 pts     84.7%   2.3 pts      83.9%   2.4 pts
Global Financing              56.6%    9.3 pts     56.8%   8.6 pts      56.2%   5.2 pts
Enterprise Inv./Other         56.2%    6.7 pts     45.8%   2.5 pts      40.2%  (0.6 pts)
IBM                           36.1%   (1.0 pts)    37.0%  (1.3 pts)     36.9%  (0.7 pts)


                                      IBM EXPENSE SUMMARY - AS REPORTED
                                             (CONTINUING OPERATIONS)

                                                1Q02                 2Q02                            3Q02
                                            --------------        -----------                    --------------
                                                      B/(W)              B/(W)      Charges               B/(W)
                                            $B        Yr/Yr       $B     Yr/Yr        $B         $B       Yr/Yr
                                          -----     --------    -----   ------     --------     ----    --------
SG&A                                      4.0          1%        5.3     (26%)        1.1*       4.0        2%
RD&E                                      1.1          6%        1.2       7%                    1.2        3%
IP and Custom Dev. Income                (0.3)        12%       (0.2)    (31%)                  (0.2)     (41%)
Other Income and Expense                 (0.2)                   0.4                  0.5       (0.1)
Interest Expense                           --                     --                              --
Total Expense and Other Income            4.7          7%        6.7     (32%)        1.6        4.9       2%
E/R%                                     26.0%     (1.2 pts)    34.0%    (9.7 pts)              24.8%    0.6 pts

--------
* Incremental

-13-
                                              IBM CASH FLOW - YTD


($B)                                                     3Q01YTD                   FY01                   3Q02YTD
----                                                     -------                   ----                   -------
Net Income from Continuing Ops.                            5.6                     8.1                       3.4
Depreciation/Amortization                                  3.4                     4.5                       3.8
Working Capital / Other                                   (2.9)                   (0.0)                     (2.1)
                                                          -----                   -----                     -----
Total Operating Sources                                    6.1                    12.6                       5.1
                                                          -----                   -----                     -----
Capital Expenditures, Net                                 (3.8)                   (4.9)                     (3.3)
Other Operating Uses                                      (0.2)                   (0.4)                     (0.5)
                                                          -----                   -----                     -----
Total Operating Uses                                      (4.0)                   (5.3)                     (3.8)
                                                          -----                   -----                     -----
Free Cash Flow                                             2.1                     7.3                       1.4
                                                          -----                   -----                     -----
Acquisitions                                              (0.9)                   (0.9)                     (0.2)
Global Financing Assets*                                   2.9                     1.8                       4.5
Total Debt                                                  --                    (0.5)                     (2.2)
Discontinued Operations                                    0.2                     0.1                      (0.6)
Dividends                                                 (0.7)                   (1.0)                     (0.8)
Share Repurchase                                          (4.3)                   (5.3)                     (4.1)
Other                                                      1.0                     1.1                       0.7
                                                          -----                   -----                     -----
Net Cash Flow                                              0.3                     2.7                      (1.2)
                                                          =====                   =====                     =====

--------------
* Excludes Fixed Assets

                                    IBM BALANCE SHEET
                               ---------------------------


                                   Sept                     Dec                   Sept
($B)                               2001                     2001                  2002
                                  ------                   -----                 ------
Cash                                4.0                     6.4                     5.2
Core Assets*                       45.7                    46.0                    44.5
Global Fin. Assets*                35.4                    35.9                    32.3
Disc. Ops. Assets                                                                   2.0
                                 -------                 ------                  ------
Total Assets                       85.1                    88.3                    84.0

Other Liabilities                  34.6                    37.5                    35.9
Disc. Ops. Liabilities                                                              0.2
Core Debt                           2.2                     1.6                     1.6
Global Fin. Debt                   26.4                    25.5                    24.1
                                 -------                 ------                  ------
Total Debt                         28.6                    27.2                    25.7
                                 -------                 ------                  ------
Total Liabilities                  63.1                    64.7                    61.9

Equity                             22.0                    23.6                    22.1

Core Debt/Cap                       11%                     7%                      8%
Global Fin. Leverage                6.7                     6.8                     6.8

*Excluding Cash

-15-
                                      GLOBAL SERVICES

                                    Revenue $8.9B, 0% @CC


Services        0%                                           Signings  $  9B
Maintenance    +1%                                           Backlog   $103B



                    -Revenue growth:
                       -Strategic Outsourcing: 1%
                       -Integrated Technology Services: 5%
                       -Business Consulting Services: -8%
                         -Americas leading BCS recovery

                          IGS WW Contract Signings



                             [GRAPHIC OMITTED]
                                      eSERVERS AND STORAGE

                                  Revenue $3.0B, -3% yr/yr @CC



                                           Yr/Yr                  Qtr/Qtr
                                           ------                 -------
IBM eServers                                (3%)                    1%        Taking share
   zSeries                                  (8%)                   (6%)
   pSeries                                   1%                    13%
   iSeries                                 (20%)                   (2%)
   xSeries                                  15%                     3%


-Storage: Revenue down 5% yr/yr

  -Disk storage up 11% yr/yr, taking share
    -SAN / NAS up 19%
    -Margins up qtr/qtr and yr/yr

  -Tape down 30% yr/yr

                             PERSONAL AND PRINTING SYSTEMS

                             Revenue $2.7B, -5% yr/yr @CC

  -Segment loss of $20M, improved $50M yr/yr

  -Continued focus on operational efficiency
     -Plant / field inventory down > 30% yr/yr
     -Channel inventory down > 10% yr/yr
     -Expenses down > 10% yr/yr

  -Margin improvement yr/yr, flat qtr/qtr

  -Net contributor of cash

                   TECHNOLOGY - CONTINUING OPERATIONS
                   ----------------------------------
                      Revenue $0.9B, +4% yr/yr @cc



-Segment loss of $17M, improved $123M qtr/qtr (excluding 2Q charges)

-OEM Logic revenue  up 27% yr/yr, up 12% qtr/qtr

-Gross margin improved 5 points yr/yr and 9 points qtr/qtr

-300mm plant opened

-Engineering and Technology Services launched
  -Leveraging unique IBM technology and skills

                                   SOFTWARE
                                   --------

                            Revenue $3.1B, -5% @CC

              Continued share gains in difficult market
                -Lengthened purchase decision times
                -Focus on smaller, fast payback, investments


                                   Yr/Yr Revenue Growth
                                     QTR       YTD
                                     ---       ---
         WebSphere Family           27%        34%
           WebSphere App Server     25%        29%
         Data Management            (5%)       15%
           DB2                       2%         8%
         Tivoli                    (16%)        2%
         Lotus                     (15%)       (6%)


                      3Q02 Revenue Dynamics


Operating
Systems       -2% yr/yr   ----------> Middleware

Middleware    -5% yr/yr                          UNIX/NT -13% yr/yr

                          ---------->            Host -1% yr/yr

                                  IBM

-S1-
                                 IBM GEOGRAPHIC REVENUE
                                 (CONTINUING OPERATIONS)

                       1Q02                      2Q02                      3Q02
                       ----                      ----                      ----
                       B/(W)  Yr/Yr              B/(W)   Yr/Yr             B/(W)   Yr/Yr
                       ------------              -------------             -------------  % of
               $B      Rptd    @CC       $B      Rptd    @CC       $B      Rptd    @CC     Rev
               --      ----    ---       --      ----    ---       --      ----    ---     ---
Americas       8.1     (9%)     (8%)     9.0     (5%)     (4%)     9.0     (2%)     --     45%

Europe/ME/A    5.1     (8%)     (4%)     5.6     (3%)     (7%)     5.7      1%      (8%)   29%

Asia Pacific   3.9     (9%)     (3%)     4.1     (3%)     (2%)     4.3      3%       2%    22%

OEM            0.8    (41%)    (41%)     0.8    (32%)    (31%)     0.9      1%       1%     4%

IBM           18.0*   (11%)     (8%)    19.7*    (6%)     (6%)    19.8*    --       (2%)   100


* Rounding

-S2-

                             CURRENCY: YEAR-TO-YEAR COMPARISON

                                 QUARTERLY AVERAGES PER US$

                                                             @10/15
                                                      10/15   Spot
                 1Q02         2Q02         3Q02       Spot    4Q02
              ---------     ---------    ---------    ----    ----
Euro          1.14          1.09         1.02         1.02

  Yr/Yr             -5%           5%           10%             9%

Pound         0.70          0.68         0.65         0.64

  Yr/Yr             -2%           3%            7%             7%

Yen            132           127          119          125

  Yr/Yr            -12%          -3%            2%            -1%

IBM Revenue
Impact           (3 pts)        0.6 pts      2 pts        2-3 pts

Negative Yr/Yr growth signifies a translation hurt

-S3-
                                IBM CASH FLOW - 3Q


($B)                                        3Q01     FY01     3Q02
                                            ----     ----     ----
Net Income from Continuing Ops.             1.7      8.1      1.7

Depreciation/Amortization                   1.1      4.5      1.1

Working Capital / Other                     0.3     (0.0)    (0.1)
                                           -----------------------
Total Operating Sources                     3.2     12.6      2.7
                                           -----------------------
Capital Expenditures, Net                  (1.2)    (4.9)    (0.9)

Other Operating Uses                         --     (0.4)    (0.3)
                                           -----------------------
Total Operating Uses                       (1.2)    (5.3)    (1.2)
                                           -----------------------
Free Cash Flow                              1.9      7.3      1.5
                                           -----------------------
Acquisitions                               (0.9)    (0.9)      --

Global Financing Assets*                    0.7      1.8      1.3

Total Debt                                  0.4     (0.5)    (0.2)

Discontinued Operations                     0.1      0.1     (0.1)

Dividends                                  (0.2)    (1.0)     (0.3)

Share Repurchase                           (1.8)    (5.3)     (0.6)

Other                                        --      1.1       0.1
                                           ------------------------
Net Cash Flow                               0.2      2.7       1.7
                                           ========================

* Excludes Fixed Assets